Exhibit 99.1

    Digital Broadband Networks, Inc. Signs Definitive Agreement for
               Purchase of Convergent Technologies Inc.


    FLEMINGTON, N.J.--(BUSINESS WIRE)--May 20, 2003--Digital Broadband Networks, Inc. (OTCBB:DBBD) www.dbni.net today announced the signing of a definitive agreement for the purchase of the entire outstanding common stock of Convergent Technologies Inc. ("CT") for $2.6 million. The purchase price was revised from $5.0 to $2.6 million after completing a due diligence and negotiations with the shareholders of CT.

    Pursuant to the Agreement, shareholders of CT will receive
$500,000 cash and 500,000 shares of Preferred or Common Stock depending on market conditions and price of the Company's shares at the time of Closing. The Closing, expected to be on or before July 15, 2003, is subject to satisfaction of customary conditions.

    Following completion of the purchase, CT will become a wholly owned subsidiary of DBBD. The Company plans to use CT as a vehicle to implement biometric security related projects in the United States. In addition, the Company intends to utilize CT's office suite in London, United Kingdom as DBBD's European branch office. CT's office suite in Perth, Australia is presently generating a gross annual rental fee of $120,000. This property will be retained by DBBD for investment purpose. CT's new business activity is expected to generate additional revenues of $5.0 million for DBBD in 2003.

    Patrick Lim, Chairman and CEO of the company, commented: "The acquisition of CT is a significant milestone for DBBD. We believe that this acquisition will immediately strengthen the Company's fundamentals. We also believe that this acquisition will bring the Company closer to management's goal of having the Company's securities listed on a senior exchange and will provide opportunities to expand into new markets. The Company forecasts that the combined revenues, resources and capabilities of both companies will also enable DBBD to maintain its profitability and increase revenues in 2003."

    About Digital Broadband Networks

    Digital Broadband Networks, Inc. and its subsidiaries are involved in application development, broadband network operation, delivery of value added applications and services; the sale of devices that utilize broadband networks and the sale of biometric security devices. The Company's principal operations include the development and operation of a wireless broadband network in Malaysia, the development of interactive, multimedia content for the Internet and the development licensing and/or sale of specific products and applications that utilize the capacities of a broadband network. These include the EyStar SmartHome Console, broadband modems, biometric systems and Internet-based cameras. DBBD has three subsidiaries:
EyStar Media Inc., Animated Electronic Industries Sdn Bhd and Perwimas Telecommunications Sdn Bhd. For more information about the above products and services, please visit our websites, www.dbni.net and www.eystar.com.

    Safe Harbor Statement

    Investors should carefully consider the preceding information, as well as other information contained herein before making an investment in the common stock of the Company. Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Digital Broadband Networks does not undertake to update, revise or correct any forward-looking statements.

    L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of moneys, capital stock in the Company, warrants or options to purchase capital in the Company.


    CONTACT: L.G. Zangani, LLC
             Leonardo Zangani, 908/788-9660
             leonardo@zangani.com
             or
             Digital Broadband Networks, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@dbni.net